Exhibit 99.1

Greenland Technologies Reports Strong Second Quarter and First Half 2026 Financial Results

Q2 Revenue Increased 37.6% Year Over Year to $29.9 Million

Q2 Gross Profit Increased 65.9% to $9.5 Million; Gross Margin Expanded to 31.9%

Q2 Net Income Reached $4.9 Million, Compared with a Net Loss of $2.8 Million in the Prior-Year Period

First Half Revenue Increased 27.7% to $55.4 Million; Net Income Reached $10.7 Million

HANGZHOU, China, August 14, 2026 /PRNewswire/ -- Greenland Technologies Holding Corporation (Nasdaq: GTEC) (“Greenland” or the “Company”), a developer and manufacturer of drivetrain systems for material handling machinery and electric vehicles, as well as electric industrial vehicles, today announced its unaudited financial results for the second quarter and six months ended June 30, 2026.

Second Quarter 2026 Financial Highlights

●	Revenue increased 37.6% to $29.9 million, compared with $21.7 million in the second quarter of 2025.

●	Sales volume increased 24.1% to 53,243 sets of transmission products, compared with 42,908 sets in the prior-year period.

●	Gross profit increased 65.9% to $9.5 million; gross margin expanded to 31.9% from 26.5%.

●	Income from operations was $6.0 million, compared with an operating loss of $2.3 million in the prior-year period.

●	Net income was $4.9 million, compared with a net loss of $2.8 million in the prior-year period.

●	Net income attributable to Greenland Technologies Holding Corporation and subsidiaries was $3.5 million, compared with a net loss attributable to the Company of $3.2 million in the prior-year period.

●	Basic and diluted earnings per share were $0.13, compared with a loss per share of $0.20 in the prior-year period.

Raymond Z. Wang, Chief Executive Officer of Greenland Technologies, commented, “We delivered strong second-quarter results, with revenue growth, higher sales volume, meaningful gross margin expansion and a return to profitability compared with the prior-year period. The increase in gross profit reflected higher sales volume and a favorable shift in product mix toward higher-value and more sophisticated products, including hydraulic transmission products.”

“During the first half of 2026, we sold 99,270 sets of transmission products, up 21.6% year over year, while gross margin expanded to 33.0%. We remain focused on product development, serving our customers and strengthening our position in the material handling industry.”

Second Quarter 2026 Financial Results

Revenue was $29.88 million for the three months ended June 30, 2026, an increase of $8.16 million, or 37.6%, from $21.72 million in the prior-year period. The increase was primarily attributable to higher sales volume of transmission products. The Company sold 53,243 sets of transmission products during the quarter, compared with 42,908 sets in the second quarter of 2025, an increase of 24.1%.

Revenue from transmission boxes for forklifts was $29.14 million, compared with $21.02 million in the prior-year period. Revenue from transmission boxes for non-forklift applications was $0.74 million, compared with $0.70 million.

Cost of goods sold was $20.34 million, an increase of 27.3% from $15.97 million in the prior-year period, primarily attributable to increased sales volume.

Gross profit was $9.54 million, an increase of 65.9% from $5.75 million. Gross margin was 31.9%, compared with 26.5%. The increase in gross profit was primarily attributable to increased sales volume and a shift in product mix toward higher-value and more sophisticated products, such as hydraulic transmission products.

Total operating expenses decreased 55.9% to $3.56 million from $8.07 million. Selling expenses increased to $1.67 million from $1.00 million, primarily due to higher after-sales service fees. General and administrative expenses decreased 87.4% to $0.84 million from $6.63 million, primarily due to lower stock-based compensation expense. Research and development expenses increased 135.9% to $1.05 million from $0.44 million, primarily due to increased R&D activities.

Income from operations was $5.98 million, compared with an operating loss of $2.32 million in the prior-year period.

Net income was $4.94 million, compared with a net loss of $2.76 million. Net income attributable to Greenland Technologies Holding Corporation and subsidiaries was $3.50 million, compared with a net loss attributable to the Company of $3.23 million.

Basic and diluted earnings per share were $0.13, compared with a basic and diluted loss per share of $0.20 in the prior-year period.

First Half 2026 Financial Results

Revenue increased 27.7% to $55.42 million from $43.40 million for the six months ended June 30, 2025. The Company sold 99,270 sets of transmission products, compared with 81,642 sets in the prior-year period, an increase of 21.6%.

Revenue from transmission boxes for forklifts was $54.06 million, compared with $41.95 million in the prior-year period. Revenue from transmission boxes for non-forklift applications was $1.36 million, compared with $1.45 million.

Gross profit increased 47.4% to $18.30 million from $12.41 million. Gross margin expanded to 33.0% from 28.6%, primarily due to increased sales volume and a shift in product mix toward higher-value and more sophisticated products, such as hydraulic transmission products.

Total operating expenses decreased to $6.60 million from $9.93 million. Research and development expenses increased to $1.83 million from $0.53 million.

Income from operations increased to $11.70 million from $2.49 million.

Net income increased to $10.69 million from $1.80 million. Net income attributable to Greenland Technologies Holding Corporation and subsidiaries increased to $8.50 million from $0.78 million.

Basic and diluted earnings per share were $0.35, compared with $0.05 in the prior-year period.

Balance Sheet and Cash Flow

As of June 30, 2026, cash and cash equivalents were $8.98 million, compared with $7.78 million as of December 31, 2025.

Total assets were $147.53 million as of June 30, 2026, compared with $115.77 million as of December 31, 2025. Total shareholders’ equity was $82.89 million, compared with $66.32 million at year-end 2025.

For the six months ended June 30, 2026, net cash provided by operating activities was $0.09 million, compared with net cash used in operating activities of $0.46 million in the prior-year period. Net cash used in investing activities was $10.64 million, and net cash provided by financing activities was $11.66 million.

About Greenland Technologies Holding Corporation

Greenland Technologies Holding Corporation (Nasdaq: GTEC) designs, develops, manufactures and sells components and products for the global material handling industries. Through its subsidiaries in the People’s Republic of China, Greenland offers transmission products that are key components for forklift trucks used in manufacturing and logistics applications. Greenland also formed HEVI Corp. (“HEVI”), a wholly owned subsidiary incorporated in the State of Delaware, focused on electric industrial vehicles for the North American market; however, substantially all of HEVI’s business operations have been suspended since 2025 due to uncertainty regarding tariff policy. For more information, please visit the Company’s website at https://ir.gtec-tech.com.

Safe Harbor Statement

This press release contains statements that may constitute “forward-looking statements.” Such statements reflect Greenland’s current views with respect to future events and are subject to such risks and uncertainties, many of which are beyond the control of Greenland, including those set forth in the Risk Factors section of Greenland’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Greenland’s expectations with respect to the success of Greenland’s business execution, ability to unlock shareholder value or its ability to grow its business as an integrated company. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Greenland does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2026 AND DECEMBER 31, 2025

(Amounts in U.S. dollars, except share and per share data)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$8,980,604	$7,775,330
Restricted cash	-	71,540
Short term investment	23,330,932	24,454,701
Notes receivable	22,146,768	14,704,079
Accounts receivable, net	30,472,900	17,256,479
Inventories, net	24,623,617	24,377,036
Due from related parties-current	511,400	1,106,417
Advance to suppliers	91,112	80,757
Fixed deposit-current	3,099,212	2,966,386
Prepayments and other current assets	12,542,769	2,472,387
Total Current Assets	$125,799,314	$95,265,112

Non-current asset
Property, plant and equipment, net	12,636,194	11,889,147
Land use rights, net	3,381,779	3,325,188
Intangible assets	37,955	68,691
Deferred tax assets	460,304	446,613
Fixed deposit-non current	4,602,744	4,421,828
Other non-current assets	607,978	355,762
Total non-current assets	$21,726,954	$20,507,229
TOTAL ASSETS	$147,526,268	$115,772,341

Current Liabilities
Notes payable-bank acceptance notes	$20,263,519	$12,759,720
Accounts payable	35,032,772	25,604,917
Taxes payables	532,521	1,622,509
Contract liabilities	96,926	93,698
Due to related parties	5,371,788	5,275,011
Other current liabilities	2,440,568	2,941,871
Total current liabilities	$63,738,094	$48,297,726

Non-current liabilities
Deferred revenue	875,108	1,083,784
Warrant liability	18,900	70,910
Total non-current liabilities	$894,008	$1,154,694
TOTAL LIABILITIES	$64,632,102	$49,452,420

COMMITMENTS AND CONTINGENCIES	-	-
Shareholders’ equity
Ordinary shares, no par value, unlimited shares authorized; nil and 17,394,226 shares issued and outstanding as of June 30, 2026 and December 31, 2025.	-	-
Class A Ordinary Shares, no par value, unlimited shares authorized; 20,532,482 and nil shares issued and outstanding as of June 30, 2026 and December 31, 2025.	-	-
Class B Ordinary Shares, no par value, unlimited shares authorized; 6,011,740 and nil shares issued and outstanding as of June 30, 2026 and December 31, 2025.	-	-
Additional paid-in capital	38,602,913	33,017,917
Statutory reserves	3,842,331	3,842,331
Retained earnings	46,037,583	37,533,648
Accumulated other comprehensive income (loss)	248,450	(1,452,410)
Total shareholders’ equity attributed to Greenland Technologies Holding Corporation and subsidiaries	$88,731,277	$72,941,486
Non-controlling interest	(5,837,111)	(6,621,565)
TOTAL SHAREHOLDERS’ EQUITY	$82,894,166	$66,319,921

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$147,526,268	$115,772,341

GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME（LOSS）

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025

(Amounts in U.S. dollars, except share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Revenues	$29,877,328	$21,719,786	$55,415,673	$43,397,350
Cost of goods sold	20,335,719	15,969,005	37,114,802	30,985,619
Gross profit	9,541,609	5,750,781	18,300,871	12,411,731
Selling expenses	1,674,395	1,003,766	2,093,409	1,335,575
General and administrative expenses	837,194	6,626,542	2,679,622	8,065,530
Research and development expenses	1,046,955	443,720	1,825,174	525,177
Total operating expenses	$3,558,544	$8,074,028	$6,598,205	$9,926,282
INCOME (LOSS) FROM OPERATIONS	$5,983,065	$(2,323,247)	$11,702,666	$2,485,449
Interest income	23,109	170,917	396,433	311,957
Interest expense	(10,453)	-	(43,833)	-
Change in fair value of the warrant liability	104,937	81,739	52,010	291,033
Other income	79,979	159,739	825,687	441,820
INCOME (LOSS) BEFORE INCOME TAX	$6,180,637	$(1,910,852)	$12,932,963	$3,530,259
INCOME TAX EXPENSE	1,237,631	848,920	2,241,526	1,727,195
NET INCOME (LOSS)	$4,943,006	$(2,759,772)	$10,691,437	$1,803,064
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	1,439,551	465,496	2,187,502	1,024,549
NET INCOME (LOSS) ATTRIBUTABLE TO GREENLAND TECHNOLOGIES HOLDING CORPORATION AND SUBSIDIARIES	$3,503,455	$(3,225,268)	$8,503,935	$778,515
OTHER COMPREHENSIVE INCOME:	1,086,162	940,906	1,900,750	1,389,002
Unrealized foreign currency translation income attributable to Greenland Technologies Holding Corporation and subsidiaries	975,752	853,622	1,700,860	1,265,758
Unrealized foreign currency translation income attributable to non-controlling interest	110,410	87,284	199,890	123,244
Total comprehensive income (loss) attributable to Greenland technologies holding corporation and subsidiaries	4,479,207	(2,371,646)	10,204,795	2,044,273
Total comprehensive income attributable to noncontrolling interest	1,549,961	552,780	2,387,392	1,147,793
WEIGHTED AVERAGE ORDINARY SHARES OUTSTANDING:	26,544,222	16,099,824	24,162,323	14,875,091
Basic and diluted	0.13	(0.20)	0.35	0.05

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Greenland Technologies Holding Corporation

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